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                                                                    EXHIBIT (23)

CONSENT OF DELOITTE & TOUCHE LLP


We consent to the incorporation by reference in (i) the Form S-8 Registration Statement (No. 33-59007) pertaining to The Mead Corporation Employees Stock Purchase Plan, (ii) the Post-Effective Amendment No. 2 to Form S-8 Registration Statement (No. 2-90746) pertaining to the 1984 Stock Option Plan, (iii) the Form S-8 Registration Statements (Nos. 33-37961 and 33-47580) pertaining to the Mead Salaried Savings Plan, (iv) the Form S-3 Registration Statements (Nos. 33-14759 and 33-34009) pertaining to Common Shares of Selling Shareholders, (v) the Form S-3 Registration Statements (Nos. 33-43994, 33-51337 and 333-16135) pertaining to $850,000,000 aggregate principal amount of Debt Securities, (vi) the Form S-8 Registration Statement (No. 33-40118) pertaining to the 1991 Stock Option Plan,
(vii) the Form S-8 Registration Statement (No. 33-03047) pertaining to the 1996 Stock Option Plan, (viii) the Form S-3 Registration Statement (No. 333-16221) pertaining to transferred stock options, (ix) the Form S-8 Registration Statement (No. 333-61285) pertaining to The Mead Corporation Executive Capital Accumulation Plan, and (x) the Form S-8 Registration Statement (No. 33-53421) pertaining to the Mead Savings Plan for Bargaining Unit Employees, and Prospectus pertaining to Common Shares of Selling Shareholders, included in such Registration Statement, of our report dated January 27, 2000, appearing in the Annual Report on Form 10-K of The Mead Corporation for the year ended December 31, 1999.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Dayton, Ohio
March 3, 2000